EXHIBIT 99.1

Great Lakes Reports Record Full Year Results

Full year net income from continuing operations of $55.7 million

Full year Adjusted EBITDA from continuing operations of $135.6 million

Net debt reduction of $163.2 million for the full year

Backlog of $589.4 million at December 31, 2019

OAK BROOK, Ill., Feb. 19, 2020 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter and year ended December 31, 2019.

Fourth Quarter 2019 Highlights

  Revenue was $164.3 million in the fourth quarter, a decrease of $8.9 million compared with the prior year fourth quarter.
  Gross profit margin percentage increased to 21.0% in the fourth quarter compared with 20.6% in the prior year fourth quarter.
  Total operating income from continuing operations was $22.2 million, an increase of $5.5 million over the prior year fourth quarter.
  Net income from continuing operations was $14.8 million, an increase of $9.8 million over the prior year fourth quarter.
  Adjusted EBITDA from continuing operations was $32.6 million, an increase of $4.2 million over the prior year fourth quarter.

Full Year 2019 Highlights

  Revenue was $711.5 million for the full year 2019, a $90.7 million or 14.6% increase over the prior year.
  Gross profit margin percentage increased to 21.6% in 2019 as compared to 18.0% in 2018.
  Total operating income from continuing operations was $98.1 million, a $45.5 million increase over the prior year.
  Net income from continuing operations was $55.7 million, a $44.7 million increase over the prior year.
  Adjusted EBITDA from continuing operations was $135.6 million as compared to $100.4 million in 2018.

Balance Sheet & Capital Expenditures

  Cash at December 31, 2019 was $187.0 million with total debt of $322.8 million, compared to cash of $34.5 million and total debt of $333.5 million at December 31, 2018.
  Net debt at December 31, 2019 was $135.8 million, a $163.2 million reduction from December 31, 2018. The Company defines net debt as total debt less cash and cash equivalents.
  Ratio of net debt to adjusted EBITDA from continuing operations has been reduced to 1.00x compared to 2.98x at December 31, 2018.
  Total capital expenditures for 2019 were $44.4 million compared to $38.1 million in 2018.

Backlog

  Backlog was $589.4 million at December 31, 2019.
  Subsequent to year-end, the Company has been awarded an additional $44.8 million in project work.

Management Commentary
Chief Executive Officer Lasse Petterson commented, “2019 was an exceptional year at Great Lakes. Our record financial performance was a result of a strong domestic dredging market and the continued effectiveness of our 2018 asset rationalization and cost reduction program. In the second quarter, Great Lakes successfully completed the sale of the Environmental & Infrastructure business which allowed our team to focus on our core dredging business.  We saw an increase of $44.7 million in net income from continuing operations and $35.2 million in adjusted EBITDA from continuing operations over the prior year. Due to the significant improvement in the Company’s credit profile and cash position, we were able to reduce the size of our revolving credit facility in the second quarter of the year to $200 million, extend the term five years, improve both the upfront pricing and interest rates, and gain more flexibility to execute on the Company’s strategy over the next five years. Our net debt to adjusted EBITDA ratio at December 31, 2019 was 1.00x. Our continued strong operational performance is a validation of our positioning in the dredging marketplace as well as the tremendous efforts and focus turned in by our outstanding employees. Hand in hand with the strong operational and financial results, our drive to an Incident and Injury Free® (IIF®) work environment continued to progress with a 30% decrease in recordable injuries year-over-year.

As we finished the fourth quarter of 2019, port deepening projects in Charleston, Jacksonville and Corpus Christi were in full operation with work continuing into 2020.  Operationally, 2019 had lower dredging activity as compared to prior year, due to several planned vessel dry dockings.  The impact of the increased dry dockings was partially offset by strong performance on the San Jacinto flood prevention project in Houston, Texas and the Jacksonville port deepening project in Florida. Although the bid market was lower than expected in the fourth quarter, the total bid market finished strong at $1.8 billion. We expect the dredging market to remain strong for the next two to three years. Our focus remains on port deepening projects as well as coastal protection projects which include the renourishment of coastal beaches that have been damaged after the heavy hurricane seasons of the past three years.  Some of these projects are expected to bid in the first half of 2020.  We look forward to working closely with the United States Army Corps of Engineers to ensure safe and successful execution and completion of these projects that are critical to protecting our Nation’s coastlines and strengthening our infrastructure.  We remain confident in our strategy and will continue to utilize our strengths to drive greater shareholder value and returns. ”

Operational Update

Fourth Quarter 2019

  Revenue was $164.3 million, a decrease of $8.9 million over the fourth quarter of 2018.  In the fourth quarter of 2019, the decrease in rivers & lakes and coastal protection revenue was partially offset by the increase in domestic capital and foreign dredging revenue. Vessel dry docks also contributed to the revenue decrease compared to the prior year quarter.
  Gross profit margin was $1.0 million lower than the prior year quarter, however the gross margin percentage increased to 21.0% in the fourth quarter of 2019 compared with 20.6% in the fourth quarter of 2018, due to consistent strong project performance despite the reduction in revenue.
  Operating income was $22.2 million, a $5.5 million increase over the prior year quarter.  The increase is a result of $4.6 million received from the settlement of various claims related to vessel construction and a decrease of $2.7 million in loss from sales of assets, offset partially by lower gross profit.
  Net income from continuing operations for the quarter was $14.8 million compared to $5.0 million in the prior year quarter. The improvement in net income is a result of higher operating income, a decrease in net interest expense of $1.4 million, and a decrease in tax expenses primarily due to an adjustment in the overall blended state tax rate that was made in the fourth quarter of 2019.

Full Year 2019

  Revenue for the full year 2019 was $711.5 million, an increase of $90.7 million from 2018. This increase was primarily due to higher maintenance dredging, rivers & lakes, and foreign dredging revenue, offset partially by lower domestic capital revenue.
  Gross profit for the full year 2019 was $153.8 million, an increase of $42.3 million from 2018. Gross profit margin percentage improved to 21.6% for the full year 2019 as compared to 18.0% for the full year 2018 based on the additional revenue and strong project performance. Positive results on the Jacksonville port deepening, San Jacinto and Delaware River projects contributed to this increase, which was partially offset by lower margin experienced on foreign projects.
  Operating income was $98.1 million, an increase of $45.5 million over the prior year. The increase is a result of improved gross profit offset slightly by an increase in general and administrative expense due to higher incentive pay.
  Net income from continuing operations for the full year was $55.7 million compared to $11.0 million in 2018, an increase of $44.7 million from 2018.  This increase is a result of an increase in operating income, a decrease of interest expense, offset partially by an increase in taxes.

Market Update
The 2019 domestic dredging bid market remained strong with a total bid market for the year of $1.8 billion. The domestic market continues to be driven by the large-scale port deepening projects along the east and gulf coasts. 2020 will see bids for multiple project phases for port deepenings in Corpus Christi, Charleston, Jacksonville and Mobile that will continue for the next two to three years. Additionally, we have begun work on several beach renourishment projects on the New Jersey shoreline to assist in their recovery from the damage caused by coastal storms and to reduce the risk of future damage from flood and storm events. These projects are important in providing resilience to protect coastal communities and ecosystems as well as driving job creation and economic development.  All of these projects have strong support from Congress, as evidenced in the approved U.S. Army Corps of Engineers fiscal year 2020 appropriations bill signed into law in December of 2019.

In addition to the deepening and coastal protection projects, several Liquefied Natural Gas, petrochemical and crude oil projects are creating the need for port development in support of energy exports. We expect several of these private client projects to progress to bid in 2020. Great Lakes’ fleet and safety performance position the Company well to perform in this growing segment of the market.

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information
The Company will conduct a quarterly conference call, which will be held on Wednesday, February 19, 2020 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 5978714. The conference call will be available by replay until Friday, February 21, 2020 by calling (855) 859-2056 and providing Conference ID 5978714. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Classification of Environmental and Infrastructure Business
During the second quarter of 2019, the Company completed the sale of its historical environmental & infrastructure business. The historical environmental & infrastructure segment has been retrospectively presented as discontinued operations and assets and liabilities held for sale, and as such is no longer reflected in continuing operations.

Use of Non-GAAP measures
Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 129-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2018, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Contract revenues	$164,295	$173,231	$711,518	$620,795
Gross profit	34,561	35,614	153,757	111,460
General and administrative expenses	16,184	15,440	59,110	55,108
Proceeds from loss of use claim	(4,619)	-	(4,619)	-
Loss on sale of assets—net	805	3,466	1,138	3,731
Total operating income	22,191	16,708	98,128	52,621
Other income (expense)
Interest expense—net	(6,450)	(7,876)	(27,524)	(33,578)
Other income (expense)	44	(629)	317	(2,590)
Income from continuing operations before income taxes	15,785	8,203	70,921	16,453
Income tax provision	(973)	(3,241)	(15,253)	(5,437)
Income from continuing operations	$14,812	$4,962	$55,668	$11,016
Income (loss) from discontinued operations, net of income taxes	1,161	(12,662)	(6,329)	(17,309)
Net income (loss)	$15,973	$(7,700)	$49,339	$(6,293)

Basic earnings per share attributable to income from continuing operations	$0.23	$0.08	$0.88	$0.18
Basic earnings (loss) per share attributable to income (loss) on discontinued operations, net of income taxes	0.02	(0.20)	(0.10)	(0.28)
Basic earnings (loss) per share	$0.25	$(0.12)	$0.78	$(0.10)
Basic weighted average shares	64,041	62,505	63,597	62,236

Diluted earnings per share attributable to income from continuing operations	$0.23	$0.08	$0.86	$0.17
Diluted earnings (loss) per share attributable to income (loss) on discontinued operations, net of income taxes	0.02	(0.20)	(0.10)	(0.27)
Diluted earnings (loss) per share	$0.25	$(0.12)	$0.76	$(0.10)
Diluted weighted average shares	65,284	63,799	65,042	63,607

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income (loss)	15,973	$(7,700)	49,339	$(6,293)
Income (loss) from discontinued operations, net of income taxes	1,161	$(12,662)	(6,329)	$(17,309)
Income from continuing operations	14,812	4,962	55,668	11,016
Adjusted for:
Interest expense—net	6,450	7,876	27,524	33,578
Income tax provision	973	3,241	15,253	5,437
Depreciation and amortization	10,373	12,289	37,145	50,389
Adjusted EBITDA from continuing operations	$32,608	$28,368	$135,590	$100,420

Great Lakes Dredge & Dock Corporation and Subsidiaries
Selected Balance Sheet Information
(Unaudited and in thousands)

	As of
	December 31,	December 31,
	2019	2018

Cash and cash equivalents	$186,995	$34,458
Total current assets	300,712	206,698
Total assets	897,552	730,271
Total short-term debt	-	11,500
Total current liabilities	203,933	163,121
Total long-term debt	322,843	321,950
Total equity	279,399	214,928

Great Lakes Dredge & Dock Corporation and Subsidiaries
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues	2019	2018	2019	2018

Capital - U.S.	$85,038	$80,500	$299,706	$333,037
Capital - foreign	9,096	241	48,619	$14,088
Coastal protection	48,472	53,250	182,369	$175,923
Maintenance	14,842	14,966	104,753	$53,427
Rivers & lakes	6,847	24,274	76,071	$44,320
Total revenues	164,295	173,231	711,518	620,795

	As of
	December 31,	December 31,
Backlog	2019	2018

Capital - U.S.	$347,377	$447,139
Capital - foreign	30,571	73,112
Coastal protection	141,039	81,068
Maintenance	60,891	56,189
Rivers & lakes	9,528	49,583
Total backlog	$589,406	$707,091

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024